CONTACT:	W. Gray Hudkins
President and CEO
(212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES THE ACQUISITION OF TWINCRAFT INC.

New York, New York - November 14, 2006 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced that it has signed a definitive agreement to purchase the outstanding stock of Twincraft Inc. (“Twincraft”), a leading private label manufacturer of specialty bar soap focused on the health and beauty, amenities, mass and direct marketing channels. Founded in 1971, Twincraft employs approximately 200 people in manufacturing and warehousing facilities in Winooski and Essex Junction, Vermont. Upon completion of the transaction, Twincraft President and CEO Peter Asch, who is also a principal stockholder of Twincraft, is expected to join the Board of Directors of Langer and become a significant shareholder in the Company. It is also expected that Twincraft management and operations will remain in its Vermont locations after the closing of the transaction. Twincraft generated revenues of approximately $27.1 million for the fiscal year ended December 31, 2005, and for the nine month period ended September 30, 2006 generated revenues of approximately $20.7 million compared to revenues of $19.3 million in the comparable prior year period, an increase of approximately 7.3%. The purchase price for the transaction is approximately $26.7 million, the transaction is expected to close in the first quarter of 2007 and is expected to be immediately accretive to earnings per share.

The transaction is expected to be funded through the payment of approximately $22.7 million of cash paid at closing and through the issuance of shares of common stock based on upon a price of $4.00 per share, subject to certain post closing purchase price adjustments based on an audit of fiscal 2006 operating performance and working capital levels at closing. The selling shareholders of Twincraft may also be entitled to earnout payments over the next two years based on operating performance in fiscal 2007 and fiscal 2008. In connection with the transaction, the Company expects to put in place permanent senior debt and intends to seek additional junior debt and/or equity financing to fund the cash portion of the purchase price.

Gray Hudkins, Langer’s President and CEO commented, “We are pleased to announce the acquisition of Twincraft as the next step in our strategy of acquiring businesses to expand the product scope of our skincare business into additional personal care categories. The combination with Twincraft is not only expected to increase the scale of our business as a whole, but also allows us to expand our presence in the markets in which Twincraft operates. Pete Asch and his management team have built a strong business, and we are excited about working with them to grow the business in the future. This transaction is expected to create an expanded personal care platform through which we expect to pursue follow-on acquisitions that are consistent with the strategy we have previously articulated. Additionally, we look forward to welcoming Pete to the Company’s Board of Directors.”

Peter Asch, Twincraft’s President and CEO added, “Twincraft has been a family owned business for over thirty years, and we are excited about joining forces with Langer. We believe there are exciting opportunities to leverage each company’s strengths to augment the growth of our skincare and personal care businesses, and we expect the combination with Langer will provide us with the access to capital to evolve our business to the next level. We believe we share a common strategic vision with Gray and his team and we look forward to working together to grow the Company through organic growth initiatives as well as selected acquisitions.”

Langer management expects to hold a conference call in connection with the release of its results for the third quarter and will comment further on the transaction at that time.

Langer, Inc., together with its wholly owned subsidiary Silipos Inc., is a leading provider of high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, NY, Brea, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Toronto, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, related to both ongoing operations as well as acquisitions, are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S- 1, its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks. No assurance can be given that future results covered by the forward-looking statements will be achieved. Such forward-looking statements include, but are not limited to, those relating to Langer’s financial and operating prospects, future opportunities, Langer’s ability to identify suitable companies as acquisition or merger targets, Langer’s ability to close and successfully integrate acquired companies and assets, Langer’s ability to obtain financing to fund its acquisition program, the outlook of customers, and the reception of new products, technologies and pricing.